For Period ended 05/31/04                                               Series 1
File Number 811-4019

Sub-Item 77D(a):  Policies with respect to security investments
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On August 5, 2003,  the Board of Trustees  approved a change in the  Cornerstone
Strategy Fund's investment strategies to change bond investments from U.S. Government Securities to investment grade bonds and money market instruments, including corporate debt, asset-backed securities, obligations of state and local governments and their agencies and instrumentalities effective October 1, 2003.